EXHIBIT 10.1
EXECUTION VERSION
THIS AGREEMENT CONTAINS AN ARBITRATION PROVISION PURSUANT TO
THE FEDERAL ARBITRATION ACT (9 U.S.C. § 1 ET SEQ.) AND/OR THE S.C.
UNIFORM ARBITRATION ACT (S.C. CODE § 15-48-10 ET SEQ.)
FIRST AMENDMENT TO
AMENDED AND RESTATED
EMPLOYMENT AND NONCOMPETITION AGREEMENT
THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT (this “First Amendment”) is made and entered into as of March 10, 2025 (the “Effective Date”) by and between Blackbaud, Inc., a Delaware corporation (the “Company”), and Michael P. Gianoni (“Executive”).
RECITALS
WHEREAS, the Company and Executive are parties to that September 22, 2022 Amended and Restated Employment and Noncompetition Agreement (the “Employment Agreement”) pursuant to which Executive is employed as the President and Chief Executive Officer of the Company;
WHEREAS, the Employment Agreement sets forth certain terms and conditions regarding Executive’s employment, including base salary, bonus, termination of employment and payments and benefits in connection with termination of employment; and
WHEREAS, the parties desire to amend certain terms of the Employment Agreement;
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, IT IS HEREBY AGREED THAT THE EMPLOYMENT AGREEMENT IS HEREBY AMENDED AS FOLLOWS:
1.    Section 2 of the Employment Agreement is hereby amended to revise the last sentence of the first paragraph of Section 2 to read as follows:
In performing such duties, Executive shall be subject to and shall abide by all written policies and procedures developed by the Company for, and all the written rules and regulations applicable to, members of the executive leadership team of the Company.
2.    Section 3.2 of the Employment Agreement is hereby amended in its entirety to read as follows:
3.2    Bonus. For calendar year 2025 and each subsequent calendar year during the Term of this Agreement, Executive shall be eligible to receive an annual performance bonus in the form of an annual equity-based award with respect to the Company’s common stock in the form of restricted stock units or shares of restricted stock as determined by the Board (or a committee thereof) (“Bonus Compensation”). At grant, the equity-based award comprising the Bonus Compensation shall have a target value of 100% of Executive’s then current Base Salary and a value ranging from zero to 200% of the target value. The equity-based award comprising the Bonus Compensation shall be subject to the achievement of pre-established performance goals established by the Board (or a committee thereof) in its discretion. To the extent the performance and other applicable conditions for the Bonus Compensation are satisfied, the Bonus Compensation shall vest on the first anniversary of the grant date, provided that Executive remains employed by the Company as of the vesting date. The number of restricted stock units or shares of restricted stock comprising the Bonus Compensation award will be determined by dividing the target value of the Bonus Compensation by the value of one share of the Company’s common stock. The value of one share of the Company’s common stock will be determined as if its price were the average closing sales price of the Company’s common stock for the thirty (30) trading days preceding the grant date as quoted on the stock exchange on which the Company’s common stock is then traded. The Bonus Compensation shall be governed by the terms and conditions of the applicable equity award agreement between Executive and the Company.
3.    Section 3.3 of the Employment Agreement is hereby amended to revise the first sentence of Section 3.3(a) to read as follows:
Executive shall be eligible to participate in all employee benefit plans and fringe benefits (including post-retirement benefit plans and programs, if any) as may be provided by the Company from time to time on the same basis as other members of the executive leadership team of the Company are eligible, subject to and to the extent that Executive is eligible under such benefit plans in accordance with their respective terms.
4.    Section 3.3(b) of the Employment Agreement is hereby amended in its entirety to read as follows:
(b)    Executive shall be entitled to reasonable periods of paid time off during the Term in accordance with the Company’s policies regarding paid time off and paid holidays for members of the executive leadership team of the Company.
5.    Section 3.3(d) of the Employment Agreement is hereby amended in its entirety to read as follows:
(d)    During the Term, the Company shall make available to Executive health, life, and short and long-term disability insurance, in scope and coverage equivalent to that provided to other members of the executive leadership team of the Company; provided, however, that the short and long-term disability insurance coverage shall be for an amount not less than 60% of Executive’s Base Salary and such coverage may be provided by the Company supplementing benefits provided under the Company’s existing group disability policy, as necessary.

6.    Section 3.3 of the Employment Agreement is hereby amended to revise the first sentence of Section 3.3(e) to read as follows:
During the Term, commencing with the 2023 calendar year, the Company may award Executive an annual equity-based award (in a form to be determined by the Board (or a committee thereof)) that, at grant, has a target value of $6 million to $9 million (the “Target Award”) and a value ranging from zero to 250% of the Target Award (each, an “Annual Equity-Based Grant”).
7.    Section 5.1 of the Employment Agreement is hereby amended in its entirety to read as follows:
5.1    Accrued Compensation and Benefits. Upon termination of Executive’s employment hereunder by either party for any reason, Executive (or his heirs, legal representatives or estate, as the case may be) will receive from the Company: (a) payment for any accrued, unpaid Base Salary through the termination date; (b) settlement of any Bonus Compensation equity-based award which has already vested but not been settled for calendar years prior to the year in which termination of Executive’s employment occurs (except in the case of Executive’s termination for Cause or resignation without Good Reason, unless other required by applicable law); (c) reimbursement for any unreimbursed expenses in accordance with the Company’s policies; and (d) payment of other amounts, entitlements and/or benefits, if any, to which Executive is entitled in accordance with applicable law and applicable plans, programs, arrangements and/or other agreements of the Company and any affiliate, including, without limitation, the Long Term Incentive (LTI) program and, to the extent applicable, the executive retirement benefit thereunder that provides for continued post-retirement vesting of qualifying equity-based awards for eligible retired employees (collectively, the “Accrued Compensation”).
8.    Section 5.2(a) of the Employment Agreement is hereby amended in its entirety to read as follows:
    (a)    The Company will make a lump-sum cash payment equal to a pro-rated portion of the average value of the Bonus Compensation received by Executive with respect to the two calendar years (or such lesser number of years for which he was employed by the Company) prior to the calendar year in which termination occurs (based upon the number of days in the year of termination through his termination date relative to 365) less any required taxes and withholdings, payable on the sixty-eighth (68th) day following the termination date, with the value of the relevant Bonus Compensation for this purpose to be determined by the Company based on the grant date fair value of the number of restricted stock units or shares of restricted stock comprising the Bonus Compensation award at the time of grant multiplied by the percentage of the award that actually became vested (or, if termination of employment occurs prior to the scheduled vesting date for the Bonus Compensation attributable to the calendar year prior to the calendar year of termination of employment, by the percentage of the award that would have become vested had Executive remained employed through the scheduled vesting date);
9.    Section 5.2(c)(i) of the Employment Agreement is hereby amended in its entirety to read as follows:
(i)    With respect to any stock options, stock appreciation rights, restricted stock units and shares of restricted stock granted to Executive pursuant to this Agreement or pursuant to any other written agreement between Executive and the Company that remain subject only to time-based vesting requirements (which, for the avoidance of doubt, does not include Bonus Compensation), Executive will be entitled to twelve (12) months accelerated vesting such that all of such options, stock appreciation rights, restricted stock and restricted stock units will be vested as if Executive’s termination date were twelve (12) months later and as if Executive’s time-based stock options, stock appreciation rights, restricted stock and restricted stock units vested on a monthly basis (rather than on an annual basis) from the date of grant. Except as provided in Section 5.2(c)(ii) below, all of Executive’s stock options, stock appreciation rights, restricted stock units and restricted stock (whether subject to time-based and/or performance-based vesting, and including Bonus Compensation) which remain unvested after giving effect to the acceleration provided for in the preceding sentence will be forfeited as of the termination date. Pursuant to Executive’s equity award agreements, Executive will have such period as provided in the applicable equity award agreement to exercise any such vested stock options or stock appreciation rights that remain outstanding, but in no event shall Executive be able to exercise any equity awards later than the specified expiration dates of such awards.
10.    Section 5.2(c)(ii) of the Employment Agreement is hereby amended in its entirety to read as follows:
(ii)    With the exception of any unvested restricted stock units or shares of restricted stock that comprise Bonus Compensation, Executive will be entitled to vesting of any other then-unvested performance-based restricted stock units and shares of restricted stock which are included in any performance-based equity awards granted to Executive pursuant to this Agreement or any other written agreement between Executive and the Company, but only if the performance period for such equity awards ends within twelve (12) months of Executive’s termination date, based upon achievement of the performance objectives within such performance period, and only if and to the extent that such unvested awards would have vested if Executive had continued employment with the Company through the end of the performance period. All such additional vesting of performance-based equity awards under this Section 5.2(c)(ii) shall be subject to and effective upon the determination by the Board (or applicable committee) of the requisite level of achievement.

11.    Section 5.3(a) of the Employment Agreement is hereby amended in its entirety to read as follows:
(a)    The Company will provide Executive with the severance payments, benefits and entitlements described in Sections 5.2(a)-(b). In addition to those payments and benefits:
(i)     With the exception of any unvested equity-based awards that comprise Bonus Compensation, (1) any then-unvested stock options, restricted stock units, restricted stock and/or stock appreciation rights granted to Executive pursuant to this Agreement, the Prior Agreement or pursuant to any other written agreement between the Company and Executive to the extent that they are not performance-based equity awards will immediately be vested, and (2) Executive will be entitled to accelerated vesting of all performance-based equity awards based on the achievement of the applicable performance goals as of such date of termination, or if such calculation of the achievement of the applicable performance goals is not possible, then based on an assumed achievement of the performance goals at target. All of Executive’s stock options, stock appreciation rights, restricted stock units and restricted stock (whether subject to time-based and/or performance-based vesting, and including Bonus Compensation) which remain unvested after giving effect to the acceleration provided for in the preceding sentence will be forfeited as of the termination date. Pursuant to Executive’s equity award agreements, Executive will have such period as provided in the applicable equity award agreement to exercise any such vested stock options or stock appreciation rights that remain outstanding, but in no event shall Executive be able to exercise any equity awards later than the specified expiration dates of such awards.
(ii)    Subject to Executive’s proper and timely election pursuant to “COBRA” to continue medical, dental and/or vision insurance benefits as in effect immediately prior to termination of employment for Executive and, if applicable, Executive’s eligible spouse and dependents, under the Company’s group health plan(s), the Company shall provide prompt reimbursement on a taxable basis of Executive’s applicable COBRA premiums/contributions for such continued medical, dental and/or vision coverage under the Company’s group health plan(s), minus applicable withholdings required by law or authorized by Executive until, with respect to each of such medical, dental and/or vision coverage separately, the earliest of: (1) twelve (12) months following the date of termination of employment; (2) Executive becomes eligible for coverage from another employer or enrolls in or obtains such coverage from another source; or (3) Executive otherwise is no longer eligible for COBRA continuation coverage (provided, however, that if the Company determines that the reimbursement described in this Section 5.3(a)(ii) would reasonably be expected to risk the Company or any of its affiliates incurring penalties under or violating applicable law or failing to satisfy nondiscrimination requirements of applicable law, the Company and Executive shall cooperate in good faith to determine an alternative manner in which the Company shall provide substantially equivalent payments to Executive).

12.    Section 5.6 of the Employment Agreement is hereby amended in its entirety to read as follows:
5.6    Termination Due to Death or Disability. In addition to payment of any Accrued Compensation due to Executive pursuant to Section 5.1 hereof, if Executive’s employment hereunder is terminated due to death or disability (as described in Section 4.5) during the Term, then (a) any then-unvested stock options, restricted stock units, restricted stock and/or stock appreciation rights granted to Executive pursuant to this Agreement, the Prior Agreement or pursuant to any other written agreement between the Company and Executive to the extent that they are not performance-based equity awards will immediately be vested, and (b) Executive will be entitled to accelerated vesting of all performance-based equity awards (including outstanding unvested Bonus Compensation) based on the achievement of the applicable performance goals as of such date of termination, or if such calculation of the achievement of the applicable performance goals is not possible, then based on an assumed achievement of the performance goals at target. All of Executive’s remaining unvested restricted stock and restricted stock units will be forfeited immediately upon termination of Executive and all of Executive’s remaining then-unvested stock options and stock appreciation rights will be forfeited immediately upon such termination. After termination of employment with the Company, Executive will have such period as provided in the applicable equity award agreements (but in no event later than any specified expiration date of such stock options or stock appreciation rights) to exercise any and all vested stock options and stock appreciation rights; thereafter, any unexercised stock options and stock appreciation rights will terminate.
13.    Section 23 of the Employment Agreement is hereby amended to revise the second sentence thereof to read as follows:
In this regard, it is intended that the severance pay in Section 5.2(a) be exempt from Section 409A as a short-term deferral under Treas. Reg. §1.409A-1(b)(4) and the maximum amount of severance pay and benefits possible in Sections 5.2(b) and 5.3(a) be exempt from Section 409A as separation pay upon involuntary separation from service under Treas. Reg. §1.409A-1(b)(9)(iii) and/or pursuant to other applicable exemptions under Section 409A.
14.    Paragraph 1 of the Separation Agreement and Release of the General Release attached to the Employment Agreement as Exhibit B is hereby revised in its entirety to read as follows:
1.    Separation of Employment; Accrued Compensation. Employee’s last date of employment with Blackbaud will be __________________________ (the “Separation Date”). Regardless of whether Employee signs this Agreement, in accordance with Section 5.1 of the Employment Agreement, Blackbaud will make payment to Employee for: (a) any accrued, unpaid Base Salary through the Separation Date; (b) settlement of any Bonus Compensation equity-based award which has already vested but not been settled for calendar years prior to the year in which termination of Employee’s employment occurs (except in the case of Employee’s termination for Cause or resignation without Good Reason, unless other required by applicable law); (c) reimbursement for any unreimbursed expenses in accordance with the Company’s policies; and (d) payment of other amounts, entitlements and/or benefits, if any, to which Employee is entitled in accordance with applicable law and applicable plans, programs, arrangements and/or other agreements of the Company and any affiliate.
15.    This First Amendment shall be, and as of the Effective Date, is hereby incorporated in, and forms a part of, the Employment Agreement.
16.    Except as expressly modified and provided herein, all terms and conditions of the Employment Agreement shall remain in full force and effect.
17.    This First Amendment may be executed in counterparts, but all such counterparts shall together constitute one and the same instrument.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the undersigned have executed this First Amendment to Amended and Restated Employment and Noncompetition Agreement as of the Effective Date set forth above.

COMPANY:

By:	/s/ Andrew Leitch
Name:	Andrew Leitch
Title:	Chairman of the Board

EXECUTIVE:

/s/ Michael P. Gianoni
Michael P. Gianoni

Sensitivity: Confidential
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